Exhibit 10.6

Certain confidential information contained in this document, marked by brackets and asterisk ([***]), has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company customarily and actually treats such information as private or confidential and the omitted information is not material.

Date: December 23, 2024

Client Name:	Silentium Ltd. (hereinafter: “the Borrower” or “the Company”)
Company No. 512491143

Address:	5 Golda Meir St., Ness Ziona

Account No.:	[***] at the Rehovot Science Park Branch (132) (hereinafter: “the Borrower’s Account”)

To: Mizrahi Tefahot Bank Ltd. (hereinafter: “the Bank”)

Dear Sir/Madam,

Re: Loan Agreement

We hereby set forth in writing the terms agreed upon between us regarding the long-term loan that you will make available to the Company in accordance with the provisions of this Agreement. In addition to the provisions of this Agreement, the terms of the loan (hereinafter collectively: “the Credit” or “the Loan”) shall be in accordance with and subject to the “Application for Opening an Account” and/or “Account Changes” as well as the “Account Management Booklet” and the “Business Borrower Credit Booklet,” including all their appendices and amendments, which we have entered into with the Bank, and subject to any specific credit/loan agreement that we have entered into and/or will enter into with the Bank (hereinafter collectively: "Credit Documents") and all provisions set forth in the Credit Documents, with all their terms, shall apply and be binding with respect to the Loan.

1.	The Loan:

1.1.	Loan Amount: US$1,000,000.

The disbursement of the loan is conditional upon the fulfillment of all the conditions precedent set forth in Section 3 below (hereinafter: and subject to the Bank’s signature on this Agreement.

1.2.	The loan shall be available for drawdown until December 31, 2024, and shall be made available for a period of 36 months.

1.3.	Principal: The principal of the loan shall be repaid in 24 consecutive monthly installments beginning 12 months after the date the loan is made available, such that the final repayment date shall be December 31, 2027.

1.4.	The loan will bear annual interest at a rate of monthly Term SOFR +7.5% and will be repaid monthly, beginning at the end of the month following the date each loan is disbursed.

The terms “SOFR” and “TERM SOFR” shall have the meanings assigned to them in the credit documents.

1.5.	The borrower shall notify the bank in writing of its intention to draw down the loan no later than three (3) business days prior to the loan drawdown date. The bank shall prepare for the borrower’s signature the relevant loan agreement, which includes all loan details, and the other documents customary at the bank.

1.6.	Fees

1.6.1.	Transaction Fee – The Borrower shall pay the Bank a transaction fee in the amount of 10,000 U.S. dollars. The fee will be charged to the account on January 1, 2025.

1.6.2.	Early repayment of the loans will be subject to early repayment fees (whether initiated by the borrower or by the bank). It is clarified that the borrower is entitled to repay the loans in full or in part through early repayment, subject to the payment of early repayment fees, in accordance with the bank’s standard practice.

1.6.3.	The above fees do not replace the bank’s standard fees.

2.	Reduction of principal payments on existing loans

With respect to each of the existing loans in the account, namely—loan number 230475 and loan number 303775 (hereinafter: “the existing loans”), it is agreed that the amortization schedule for the aforementioned loans shall be amended such that the principal payments for the months of January  2025 through June 2025 (only) will be reduced by 50% and that the final repayment date for each of the loans will be postponed by 6 months, as detailed in an updated amortization schedule to be provided by the Bank to the Borrower.

It is agreed that the foregoing constitutes an amendment to the loan agreement dated October 20, 2022 (hereinafter: “the Loan Agreement”).

3.	Conditions Precedent and General Terms:

The granting of the loan is subject to the fulfillment of the following conditions:

3.1.	The borrower has signed the bank’s standard credit documents and the relevant documents required for the requested activity and/or credit, and has provided all the minutes and attorney’s approvals as customary at the bank.

3.2.	To secure all of its debts and obligations to the Bank, the Borrower has created and provided the Bank with all of the following collateral, has signed for this purpose a promissory note and a pledge in the form customary at the Bank, and has provided all documents, protocols, and attorney’s approvals as customary at the Bank:

3.2.1.	First-ranking fixed liens on the following assets: the Company’s goodwill, fixed assets, intellectual property, and the Company’s rights to receive funds from its subsidiaries, from the following companies: [***], [***], and from its customers, its holdings in the subsidiaries, all bills of lading and certificates, securities, documents, and notes, and the borrower’s account, registered as Lien No. 9 in the Companies Registrar’s records pursuant to a debenture dated October 20, 2022;

Upon signing this Agreement, the Borrower shall sign an amendment to the debenture in the form attached as Appendix 2.2.1 and shall provide the Bank with a list of customers to be attached as an appendix to this Agreement (which shall replace Appendix C to the debenture as stated in the amendment).

3.2.2.	SILENTIUM (ASIA) LIMITED and SILENTIUM Acoustic Technology (Shanghai) Co., Ltd. (hereinafter collectively: “the Subsidiaries”) signed on September 21, 2022, a letter of undertaking regarding a negative pledge and leverage restriction .

3.2.3.	The deposit amount, as defined below, is held in the borrower’s account.

3.2.4.	The Borrower has signed a letter of commitment to the Bank (Upside) in the form attached as an appendix 3.2.4 .

3.3.	No breach has occurred.

3.4.	There shall be no legal impediment to the granting of the credit, and the granting of the credit shall not conflict with the provisions of the law and/or the provisions of the Banking Supervisor (including Proper Banking Practice Directive No. 311 “Minimum Capital Ratio” and Directive No. 313 “Limits on the Liabilities of a Borrower and a Group of Borrowers” and/or any other directive that may replace them and/or supersede them), including the fact that it will result in an excess of the liability limits of a borrower and/or a group of borrowers.

If this precondition is not met, and as a result it is not possible to extend the full amount of credit from the credit facility, the terms of the credit facility will be adjusted by mutual agreement between the Bank and us.

4.	Additional Obligations

4.1.	A deposit equal to the (cumulative) amount reflecting three months of the customer’s activity (“cash burn rate”) and, in any event, not less than US$500,000 (“the Deposit”) shall be maintained in the borrower’s account at all times.

4.2.	The Borrower, in its capacity as the entity exercising full control over each of the subsidiaries, undertakes that each of the aforementioned companies shall transfer to the Account the funds received from the subsidiary’s operations, net of the funds required by the subsidiary for its ordinary operating expenses.

4.3.	For the avoidance of doubt, all other obligations of the Borrower under the Loan Agreement shall continue to apply and bind the Borrower.

5.	Reports

The Borrower undertakes to provide the Bank with the following reports and statements:

5.1.	No later than June 30 of each calendar year—the Borrower’s annual financial statements immediately upon their signing. If the Borrower publishes additional consolidated or other financial reports in Israel or abroad, whether audited or unaudited, the Borrower shall provide the Bank with copies thereof as soon as possible after their publication

5.2.	The Borrower shall provide the Bank, at the end of each calendar month, with an expense forecast for the three months following the end of that month.

5.3.	In addition, the Borrower shall provide the Bank from time to time, upon the Bank’s request, with additional information regarding the Borrower’s business data and financial condition.

5.4.	The borrower shall notify the bank in writing within ten (10) business days after becoming aware: (a) that a material adverse change has occurred in the borrower’s condition, resulting from a change in its business, operations, or financial condition; (b) any information that may indicate that the financial statements submitted pursuant to this agreement are inaccurate or incorrect, and that the information provided to the Bank by the borrower is no longer accurate in any material respect; (c) any material matter relating to the collateral provided and/or to be provided by the borrower to secure its obligations to the Bank.

The Borrower undertakes to notify the Bank in writing immediately upon becoming aware of any breach.

“Annual Financial Statements” – the Borrower’s annual financial statements (consolidated and standalone) prepared in accordance with applicable law and generally accepted accounting principles, including the balance sheet, income statement, cash flow statement, and statement of changes in equity, together with the notes thereto; The annual reports shall be audited by an external auditor in accordance with generally accepted accounting principles, reporting rules, and regulations established and/or to be established from time to time by the Institute of Certified Public Accountants and/or as required by law.

“Event of Default”—any of the events upon the occurrence of which the Bank is entitled to demand immediate repayment of the credit or any portion thereof. For the avoidance of doubt, the granting of a cure period, if granted in relation to an Event of Default, does not postpone the date or occurrence of the Event of Default, and the Event of Default shall be deemed to have occurred as of the occurrence of the circumstances constituting it prior to the expiration of the cure period and regardless of the passage of any other time.

6.	Representations

The Borrower hereby declares and undertakes to the Bank that:

6.1.	All of the Borrower’s obligations under this Agreement are valid, binding, and enforceable against the Borrower.

6.2.	The Borrower’s execution of this Agreement and performance thereof by the Borrower: (1) do not and will not result in a breach by the Borrower of any agreement to which the Borrower is a party and/or confer upon any person or entity a right and/or cause of action to demand immediate repayment of the Borrower’s debts and obligations; and/or (2) do not constitute and will not constitute a breach of and/or a violation of any provision of law; and/or (3) do not cause and will not cause a breach of any license and/or permit held by the Borrower.

6.3.	As of the date of execution of this Agreement, no event of default or any event has occurred which, upon the passage of a period of time or upon the giving of notice, or both, would constitute an event of default.

6.4.	As of the date of execution of this Agreement: (a) there are no legal proceedings, claims, arbitrations, disputes, or administrative proceedings pending against the Borrower, and to the best of the Borrower’s knowledge, no such proceedings are anticipated against it; (b) no petition for the appointment of a receiver and/or liquidator has been filed against it, and no order has been issued against it in this regard, and to the best of its knowledge, no such petition or order is expected to be filed or issued against it; and (c) it has not adopted a resolution for voluntary liquidation.

6.5.	The borrower’s audited financial statements as of December 31, 2023 (hereinafter in this subsection: “the Financial Statements”), have been prepared in accordance with generally accepted accounting principles and give a true, fair, complete, and accurate view of the Borrower’s financial position, assets, liabilities, and obligations for the period to which they relate.

From the date to which the financial statements refer until the date of execution of this Agreement, the Borrower’s business has been conducted in the ordinary course of business, and no event has occurred that could materially adversely affect the Borrower’s business and/or financial condition and/or its assets and/or liabilities and/or obligations and/or the Borrower’s equity.

6.6.	The Borrower has not taken out any credit and/or issued any guarantees of any kind or type signed by it to any third party, except for commercial guarantees in the ordinary course of business and except as detailed in Schedule 6.6 to this Agreement.

6.7.	The Borrower has timely filed with all relevant tax authorities all reports it is required to file under any law, has timely paid all taxes and other payments it is required to pay, or has made an adequate provision in its books in connection therewith in accordance with generally accepted accounting principles. To the best of the Borrower’s knowledge, the Borrower does not anticipate any tax liability, except for taxes for which a provision has been made, if any, in accordance with the law in the Borrower’s most recent financial statements.

6.8.	Except as set forth in Schedule 6.8 to this Agreement, the Borrower has not entered into and is not a party to any agreement with any of its interested parties, and there is no agreement, commitment, understanding, oral or written, on any matter between the Borrower and its interested parties and/or entities related to the Borrower and/or its interested parties; no loans of any kind have been extended to them by the Borrower, and no benefit of any kind has been granted to them .

6.9.	All information provided by the Borrower to the Bank is accurate and faithfully reflects the Borrower’s financial condition as of the date of this Agreement. Furthermore, the Borrower is not in possession of any information regarding the Borrower that has not been brought to the Bank’s attention, and which, had it been brought to the Bank’s attention, would have caused the Bank to refrain from extending credit to the Borrower and/or would have caused the Bank not to agree to rely on the collateral to secure the repayment of the credit, or that would in any way limit the ability to realize the collateral, in whole or in part.

7.	Any breach of the obligations set forth in this Agreement shall constitute grounds for calling in the credit, in whole or in part, immediately, and shall preclude the granting of any additional credit. For the avoidance of doubt, the foregoing is in addition to the grounds for immediate repayment of the credit as detailed in the other documents signed and/or to be signed by the borrower.

8.	It is hereby clarified that, to ensure the full and accurate discharge of all the Borrower’s debts and obligations to the Bank (including the credit), the Bank shall be entitled to all collateral and guarantees of any kind and type that have been and/or will be provided to the Bank by the Borrower and/or by any third party on its behalf.

9.	This Agreement does not create any obligation on the part of the Bank toward any third party. The Borrower’s rights under this Agreement are not assignable or transferable in any manner.

10.	All appendices to this document constitute an integral part thereof, and all provisions in the appendices are intended to supplement and add to the provisions of this document.

11.	This Agreement shall enter into force subject to its execution by the Borrower and its return to the Bank no later than December 31, 2024, and subject to the Bank’s execution.

12.	The provisions of this Agreement supplement and/or add to any other document signed by the Borrower with respect to the Bank, including the Loan Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of the credit documents, the provisions of this Agreement shall prevail. In all other cases, the provisions of this Agreement and the provisions of the credit documents shall be deemed to be complementary to one another.

Sincerely,

Silentium Ltd.

By:	/s/ Yoel Naor

By:	/s/ Nirdit Grinberg

I, the undersigned, Adv. Noma Floom, acting as counsel for Silentium Ltd., Company No. 512491143 (hereinafter: “the Company”), hereby certify to Mizrahi Tefahot Bank Ltd. (hereinafter: “the Bank”) that the aforementioned document was signed on behalf of the Company by Mr. Yoel Naor, ID No.: [***], and Ms. Nirdit Grinberg, ID No.: [***], who are authorized by their signatures to bind the Company to the Bank, in accordance with the decisions of the Company’s authorized bodies duly adopted.

Date: December 23, 2024	Adv. Noma Floom

/s/ Adv. Noma Floom

We confirm the above

Mizrahi Tefahot Bank Ltd.

Date: December 23, 2024

To: Mizrahi Tefahot Bank Ltd.

Dear Sirs/Madams,

Irrevocable Undertaking

1.	We, the undersigned, Silentium Ltd. (the “Company”) hereby irrevocably undertake to pay you one-time payment in the manner set forth herein, subject to the terms hereof.

2.	In connection with a liquidity event (EXIT), the first payment will be made after signing this letter. We hereby undertake to pay you, from the proceeds of the first closing of the EXIT event, the following amounts:

a.	In the event that the EXIT transaction is completed on or before December 31, 2026 – an amount of USD 150,000.

b.	In the event that the EXIT transaction is completed after December 31, 2026 – an amount of USD 225,000.

3.	EXIT Transaction is any of the following events:

a) the assignment, sale or other disposition of fifty percent (50%) or more of the Company’s shares, property and/or assets (including, without limitation, by way of share swap or the grant of an exclusive license to all or substantially all of the technology of the Company or the grant of a license to a core technology of the Company);

b) the merger, consolidation of the Company with or into another person (following which more than fifty percent (50%) of the Company’s shares are held by persons who, prior to the said transaction, held, in the aggregate, less than fifty percent (50%) of the Company’s shares).

c) the acquisition or sale of a controlling interest in the shareholding of the Company except in connection with an equity financing of the Company in which shareholders of the Company do not receive consideration (except for equity awards granted to employees or service providers of the Company and shares and other securities issued to participants in such equity financing). A controlling interest shall mean 50% (fifty percent) or more of the issued and outstanding share capital of the Company, and / or the right to appoint a majority of the members of the board of directors of the Company.

d) an initial underwritten public offering of the Company’s shares pursuant to an effective registration statement on any stock exchange, including a public offering without an underwriter in a procedure known as “direct listing” (“IPO”), or any other legal act resulting in the public trading of the Company’s shares (including, without limitation, the public trading of the shares of any successor of the Company in the framework of a SPAC merger, or any reverse merger with a publicly-traded entity) in any trade market (other than a registration statement effected solely to implement an employee benefit plan or any other form or type of registration in which the Warrant Shares cannot be included pursuant to the rules of practice of the applicable securities and exchange commission).

e) any event in which the liquidation preferences of the Company shall be triggered, due to a deemed liquidation, M&A event, etc. (as such terms may be defined in the Company’s Articles of Association, as may be in effect from time to time).

f) the distribution of dividends, whether in cash or in securities (other than bonus shares of the Company), by the Company.

4. We undertake to notify you immediately in the event of an EXIT, and you shall be entitled to receive the Consideration Amount, as stated in Section 2 above, subject to the initial closure of the EXIT event.

5. For the avoidance of doubt, payment of the Consideration Amount is (i) one-time and (ii) in addition to the full repayment of all the credit extended by you to the Company (including interest, linkage, costs, etc., if any). For the avoidance of doubt, you will be entitled to the Consideration Amount even if, prior to the EXIT event (whether before or after), you have received all repayment amounts.

6. The Bank’s obligation under this letter shall be unconditional and irrevocable, and shall prevail over any other obligation of the Bank in connection with any transaction whereby you owe or will owe any amount to the Bank or to any of its entities.

7. If credit has been extended to us, you shall be entitled, for all the periods granted to them, to offset us in respect of any amount due, against any Credit Account, in your books or in the books of any of the Bank’s entities, up to the amount of the Consideration. The Bank shall not be obligated to require such offset or demand any such action from you and/or from your employees, for the purpose of collecting the Consideration, provided that it has been determined, according to the Bank’s sole discretion and/or according to its judgment, that you have not executed such offset for any reason.

8. We confirm that this undertaking shall apply to each agreement signed or to be signed between you and us, including the credit agreement signed on October 20, 2022, and the loan agreement signed on April 1, 2020.

Respectfully,

Silentium Ltd.

By:	/s/ Yoel Naor

By:	/s/ Nirdit Grinberg

I, the undersigned, Adv. Noma Floom, acting as counsel for Silentium Ltd., Company No. 512491143 (hereinafter: “the Company”), hereby certify to Mizrahi Tefahot Bank Ltd. (hereinafter: “the Bank”) that the aforementioned document was signed on behalf of the Company by Mr. Yoel Naor, ID No.: [***], and Ms. Nirdit Grinberg, ID No.: [***], who are authorized by their signatures to bind the Company to the Bank, in accordance with the decisions of the Company’s authorized bodies duly adopted.

/s/ Adv. Noma Floom

Date: December 23, 2024

Bank Mizrahi Tefahot Ltd.
Legal Amendment to Charge Deed

•	Company Number: 512491143

•	Charge No.: 9

•	Company / Borrower Name: Silentium Ltd.

Amendment Code: 40
Replacement of Appendices A, B2 and C with the attached appendices.

List of Codes

•	01 – Transfer of rights to another

•	02 – Change in loan amount

•	03 – Reduction of secured amount

•	04 – Change in special conditions

•	05 – Change in charge ranking

•	11 – Addition of collateral

•	12 – Changes in collateral

•	13 – Release of security

•	14 – Addition of identification details to collateral

•	21 – Partial discharge

•	40 – Other changes

Date: December 23, 2024

Silentium Ltd.

By:	/s/ Yoel Naor

By:	/s/ Nirdit Grinberg

Mizrahi Tefahot Bank Ltd.

Amendment to Debenture dated October 20, 2022

Whereas, on October 20, 2022, Silentium Ltd. (the “Company”) executed a debenture in favor of Bank Mizrahi Tefahot Ltd. (the “Bank”), under which the Company created a first-ranking floating charge over its plant and all present and future assets and rights, and first-ranking fixed charges over its unissued/uncalled/unpaid share capital, goodwill, fixed assets (as detailed in Appendix A), intellectual property (Appendix B2), rights to receive funds (Appendix C), bills of lading, documents, securities, instruments, and the Company’s bank account, and the debenture was registered with the Companies Registrar on October 25, 2022, under certificate no. 9; and

Whereas, the Company and the Bank have agreed to amend the debenture as set out herein, while all other provisions remain unchanged;

It is agreed as follows:

1.	Appendix A (list of fixed assets) is replaced with the attached Appendix A;

Appendix B-2 (IP list) is replaced with the attached Appendix B-2.

2.	Section 5e of the debenture is replaced with the following:

“A first-ranking fixed charge over all of the Company’s rights to receive funds from subsidiaries and other listed entities, as provided in a list delivered to the Bank and attached to the loan agreement signed together with this amendment.”

3.	All other provisions of the debenture remain unchanged.

4.	The Registrar is requested to record the amendment accordingly.

Date: December 23, 2024

Silentium Ltd.

By:	/s/ Yoel Naor

By:	/s/ Nirdit Grinberg

Mizrahi Tefahot Bank Ltd.

I, the undersigned, Adv. Noma Floom, acting as counsel for Silentium Ltd., Company No. 512491143 (hereinafter: “the Company”), hereby certify to Mizrahi Tefahot Bank Ltd. (hereinafter: “the Bank”) that the aforementioned document was signed on behalf of the Company by Mr. Yoel Naor, ID No.: [***], and Ms. Nirdit Grinberg, ID No.: [***], who are authorized by their signatures to bind the Company to the Bank, in accordance with the decisions of the Company’s authorized bodies duly adopted.

/s/ Adv. Noma Floom

Date: December 23, 2024

Appendix A – Equipment List

[***]

Appendix B-2 – Intellectual Property List

[***]

Appendix C – Clients List

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